Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

August 6, 2018

Zix Corporation

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

Ladies and Gentlemen:

We have acted as counsel to Zix Corporation, a Texas corporation (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 25,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Restated Articles of Incorporation of the Company and Second Amended and Restated Bylaws of the Company, each as amended to date, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes, including the Texas Business Organizations Code (the “TBOC”), and other records, certificates, documents and instruments that we have deemed necessary or appropriate for purposes of rendering the opinions set forth below. In giving the opinions set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the Company and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies are true and correct copies of the originals of such documents. In addition, we have assumed for purposes of this opinion letter that the consideration received by the Company for the Shares will not be less than the par value of the Shares.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when the issuance and sale of any Shares of Common Stock have been duly authorized by the board of directors of the Company, certificates evidencing such Shares have been duly executed, countersigned and registered, or if uncertificated, valid book entry notations have been made in the share register of the Company, and such Shares have been duly issued in accordance with any purchase, underwriting, distribution or other agreement entered into in connection with the offering or sale of such Shares against payment therefor, such Shares of Common Stock will have been duly authorized by all necessary corporate action on the part of the Company and will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited in all respects to the TBOC, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing the TBOC. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.